                          CERTIFICATE OF DESIGNATIONS

                                       of

                            SERIES A PREFERRED STOCK

                                       of

                            GRANT GEOPHYSICAL, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


       GRANT GEOPHYSICAL, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of 75,000 shares of Preferred Stock of the Corporation designated as, "Series A Preferred Stock":

          RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Certificate of Incorporation, a series of Preferred Stock, par value $.01 per share, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

     Section 1.   Designation.

          The designation of the series of Preferred Stock fixed by this resolution shall be "Series A Preferred Stock" (hereinafter referred to as the "Convertible Preferred Stock") and the number of shares constitutes such series shall be 75,000.

     Section 2.   Conversion Rights.

          (a) Right to Convert. Each share of Convertible Preferred Stock may be converted at the option of the holder thereof at any time from and after the fortieth (40th) day following the Closing Date thereof (which shall mean the date of the closing of the offering and issuance of the Convertible Preferred Stock by the Corporation), and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock, $.002 per value per share, of the Corporation (the "Common Stock") as is determined by the following calculation (the "Conversion Rate") for each share of Preferred Stock that is converted:

                                      $100
                                Conversion Price

     where,

     $100     Face amount per share of Convertible Preferred Stock

     Conversion Price = the lesser of (a) 105% of the average of the lowest daily sales price as reported by the NASDAQ Stock Market of the Company's Common Stock (the "Trading Price") for the ten (10) trading days immediately preceding the Closing Date or (b) 80% of the Trading Price for the ten (10) trading days immediately preceding the Date of Conversion (as defined below in Section 2(c) herein);

          (b) Automatic Conversion. Each share of Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price on the date which is eighteen (18) months after the Closing Date;

          (c) Mechanics of Conversion. In order to convert the shares of some or all of his Convertible Preferred Stock into Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Corporation or of any transfer agent for the Convertible Preferred Stock, and shall give written notice via facsimile to the Corporation at such office that he elects to convert the same, the number of shares of Convertible Preferred Stock so converted and a calculation of the Conversion Rate. The date on which notice of conversion is given (the "Date of Conversion") shall be deemed to be the date set forth in such notice of conversion provided the original shares of Convertible Preferred Stock to be converted are received by the Company or the Transfer Agent within four (4) business days thereafter, provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion unless certificates evidencing such shares of Convertible Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. If the certificates for the shares of Convertible Preferred Stock to be converted are not received by the Transfer Agent within four (4) business days after the Date of Conversion, the notice of conversion shall become null and void, without prejudice to the holder's right to elect another Conversion Date for some or all of his Convertible Preferred Stock. No fractional shares of Common Stock shall be issued upon conversion of Convertible Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation's calculation shall be deemed conclusive absent manifest error.

          The Corporation shall use reasonable efforts to issue and deliver within three (3) business days after delivery to the Corporation of such certificates, or after such agreement and indemnification to such holder of Convertible Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of unlegended Common Stock to which he shall be entitled as aforesaid.

     Section 3.   Corporate Events.

          (a) Notices of Record Date. In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Convertible Preferred Stock at least 20 days prior to the record date specified therein, a notice specifying (A) the date on which any such record date is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) become eligible to receive securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up, together with a description in reasonable detail of any of the aforesaid events.


          (b) Corporate Changes. The Trading Price used to determine the Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Company (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Company's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Convertible Preferred Stock shall be assumed by the acquiring entity and thereafter the Convertible Preferred Stock shall be convertible into such class and type of securities as the Holder would have received had the Holder converted the Convertible Preferred Stock immediately prior to such Corporate Change, as appropriately adjusted to equitably reflect the Conversion Price and any stock dividend, stock split or share combination of the Common Stock after such corporate event.

     Section 4.   Reservation of Stock Issuable Upon Conversion.

          The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     Section 5.   Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Convertible Preferred Stock shall be entitled to receive, immediately after any distributions to holders of the $2.4375 Convertible Exchangeable Preferred Stock or any other class or series of the Corporation's capital stock ranking senior as to liquidation rights to the Convertible Preferred Stock (the "Senior Securities") and prior and in preference to any distribution to holders of the Common Stock, Serial Preferred Stock, Non-Voting Junior Preferred Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Convertible Preferred Stock (the "Junior Securities"), but in parity with any distribution to any class or series of the Corporation's capital stock ranking in parity with the Convertible Preferred Stock (the "Parity Securities"), an amount per Share equal to the sum of (i) $100 for each outstanding share of Convertible Preferred Stock (the "Original Convertible Issue Price") and (ii) an amount equal to 4% of the Original Convertible Issue Price per annum for the period that has passed since the Closing Date (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Convertible Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Convertible Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Convertible Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation and any certificate of designation of preferences.

          (b) Upon the completion of the distribution required by subsection 5(a), if assets remain in this Corporation, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection (a) above) and Junior Securities in accordance with the Corporation's Certificate of Incorporation including any duly adopted certificate(s) of designation of preferences.

          (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 5, but shall instead be treated pursuant to Section 3 hereof.

     Section 6.   Voting Rights.

          The Holders of Convertible Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Convertible Preferred Stock, voting separately as a class, will be required for any amendment, alteration or repeal of the Corporation's Certificate of Incorporation (including any Certificate of Designation of Preferences) if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences, priorities or special rights of the Convertible Preferred Stock.

          To the extent that under Delaware law the vote of the holders of the Convertible Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Convertible Preferred Stock shall constitute the approval of such action by the class. To the extent that under Delaware law the holders of the Convertible Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the Convertible Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (whether or not they are entitled to vote on the matters to be considered therein), which notice shall be no shorter than that would be provided pursuant to the Corporation's by-laws and applicable statutes to holders of the Corporation's voting securities.

     Section 7.   Protective Provisions.

          So long as shares of Convertible Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Convertible Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Convertible Preferred Stock:

          (a) alter or change the rights, preferences, priorities or privileges of the shares of Convertible Preferred Stock or any other securities so as to affect adversely the holders of the Convertible Preferred Stock;

          (b) create any new class or series of equity security having a preference over, or being on a parity with, the Convertible Preferred Stock with respect to Distributions (as defined in Section 5 above); or

          (c) do any act or thing which would result in taxation of the holders of shares of the Convertible Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).


          IN WITNESS WHEREOF, Grant Geophysical, Inc. has caused this certificate to be signed on its behalf by William B. Cleveland, its Vice President, this 15th day of May, 1996.

                                        GRANT GEOPHYSICAL, INC.


                                        By: /s/ William B. Cleveland
                                            ------------------------------------
                                                 William B. Cleveland
                                                 Vice President

                  FOURTH RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            GRANT GEOPHYSICAL, INC.



GRANT GEOPHYSICAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the corporation is GRANT GEOPHYSICAL, INC. The date of filing of its original Certificate of Incorporation with the Secretary of State was the 27th day of June, 1978 and the name under which the Corporation was originally incorporated is Norpac Exploration Services, Inc.

2. This Fourth Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation as heretofore restated, amended or supplemented by adding PART "D" ($2.4375 Convertible Exchangeable Preferred Stock) to Article FOURTH of the Certificate of Incorporation as previously restated and amended.

3. The text of the Certificate of Incorporation of this Corporation as heretofore restated, amended or supplemented is hereby restated in its entirety to read as herein set forth in full:

         FIRST:       The name of the Corporation is GRANT GEOPHYSICAL, INC.

         SECOND:      The address of its registered office in the State of
Delaware is : Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

         THIRD:       The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH:      (a)    The total number of shares which the Corporation
is authorized to issue is 45,265,000 shares of which two hundred fifty thousand (250,000) shares shall be Serial Preferred Stock, $100 par value, fifteen thousand (15,000) shares shall be Non-Voting Junior Preferred Stock, $100 par value, five million (5,000,000) shares shall be Preferred Stock, $.01 par value, and forty million (40,000,000) shares shall be Common Stock, $.002 par value.

         The description of the different classes of capital stock of the Corporation and the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof are as follows:





Fourth Restated Certificate of Incorporation                                   1
Grant Geophysical, Inc.  -  04/24/95

                                     PART A
                             SERIAL PREFERRED STOCK

         The Serial Preferred Stock may be divided into and issued in one or more series as herein provided, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is hereby vested with the authority to establish and designate such series from time to time and, within the limitations prescribed by law or set forth herein, to fix and determine the number and the relative rights and preferences of the authorized shares of any series so established, and to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law. The Serial Preferred Stock of all series shall be identical, except as to the following relative rights and preferences, as to which there may be variations between different series:

         (1) The rate at which dividends, if any, are to accrue with respect to the shares of such series and the dates, terms and other conditions on which such dividends shall be payable;

         (2) The nature of dividends payable with respect to the shares of such series as cumulative, non-cumulative or partially cumulative;

         (3) Whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the price at and the terms and conditions on which the shares of such series may be redeemed;

         (4) The rights and preferences, if any, of the holders of the shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences; provided, however, no shares of Serial Preferred Stock shall rank on a parity with or senior to the shares of Non-Voting Junior Preferred Stock or Preferred Stock with respect to distribution of assets upon liquidation, as herein provided;

         (5) Any requirements as to, and the terms and amount of, any sinking fund or purchase fund for, or the redemption, purchase or other retirement by the Corporation of, the shares of such series;

         (6) The right, if any, to exchange or convert the shares of such series into (i) shares of any other series of the Serial Preferred Stock or, to the extent permitted by law, into shares of any other class of capital stock of the Corporation ranking on a parity with or junior to the Serial Preferred Stock as to dividends or distribution of assets upon liquidation or into other securities of the Corporation or (ii) shares of capital stock or other securities of another corporation, and the rate or basis, time, manner and conditions of exchange or conversion or the method by which the same shall be determined;





Fourth Restated Certificate of Incorporation                                   2
Grant Geophysical, Inc.  -  04/24/95

         (7) The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to any matter presented for that purpose to the shareholders of the Corporation;

         (8) Any obligation of the Corporation to repurchase any of shares of such series; and

         (9) Any other relative rights and preferences of the shares of such series consistent with this Restated Certificate of Incorporation and applicable law.

                 The terms of any series of Serial Preferred Stock may be amended without consent of the holders of any other series of Serial Preferred Stock or of the Common Stock, provided such amendment does not adversely affect the holders of such other series of Serial Preferred Stock or the Common Stock. Shares of any series of Serial Preferred Stock which have been issued and reacquired in any manner and are not held as treasury shares, including shares redeemed by purchase (whether through the operation of a retirement or sinking fund or otherwise), will have the status of authorized and unissued Serial Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified into and reissued as a part of a new series.

                                     PART B
                       NON-VOTING JUNIOR PREFERRED STOCK

         The Non-Voting Junior Preferred Stock shall have the following rights and preferences:

         (1) The holders of the Non-Voting Junior Preferred Stock shall not be entitled to receive any dividends on such Non-Voting Junior Preferred Stock;

         (2) The shares of Non-Voting Junior Preferred Stock shall be redeemable at the par value thereof, in whole or in part, by the Corporation in its discretion at any time upon thirty (30) days prior written notice to the holders of such shares. Written notice shall be mailed by first class mail, postage prepaid, to each holder of record of Non-Voting Junior Preferred Stock to be redeemed, at such holder's post office address last known on the records of the Corporation, notifying such holder that the Corporation will redeem such shares, specifying the date of such redemption and calling upon such holder to surrender to the Corporation in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed. On or after the date of such redemption, each holder of Non-Voting Junior Preferred Stock shall surrender his certificate or certificates representing such shares to the Corporation, in the manner and at the place designated, and thereupon the redemption price of such shares shall be paid to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the date of such redemption, all rights of the holders of shares of Non-Voting Junior Preferred Stock shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed outstanding for any purpose whatsoever;

         (3) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Non-Voting Junior Preferred Stock shall be





Fourth Restated Certificate of Incorporation                                   3
Grant Geophysical, Inc.  -  04/24/95
entitled, before any distribution or payment is made upon shares of Common
Stock or any other shares of capital stock that may be issued by the Corporation (other than shares of Preferred Stock), to be paid in an amount per share equal to the par value of each such share, and no more, before any amount shall be paid to the holders of Common Stock; provided, however, that if upon any dissolution, liquidation or winding up of the Corporation, the net assets available for distribution to the Corporation's stockholders shall be insufficient to permit payment to the holders of shares of Non-Voting Junior Preferred Stock of the amount distributable as provided above, the entire net assets of the Corporation to be so distributed shall be distributed ratably among the holders of the shares of Non-Voting Junior Preferred Stock. Upon any such liquidation, dissolution or winding up, after the holders of shares of Non-Voting Junior Preferred Stock have been paid in full, the amount to which they shall be entitled hereunder, the remaining assets of the Corporation may be distributed to the holders of any other shares of capital stock that may be issued by the Corporation. Written notice of such liquidation, dissolution or winding up, setting a payment date, the amount of the payment, the holders of shares of Non-Voting Junior Preferred Stock, and the place where said amount shall be payable shall be given not less than twenty (20) days prior to the payment date stated therein, to each holder of record of shares of Non-Voting Junior Preferred Stock. A consolidation, merger, or the reduction of capital stock of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this section; provided, however, the rights of the Non-Voting Junior Preferred Stock are assumed by the resulting entity. For the purposes of this section, the sale, lease or conveyance of all or substantially all of the Corporation's assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation;

         (4) Except as required by law, the holders of shares of the Non-Voting Junior Preferred Stock shall not be entitled to vote with respect of such shares. In all cases where the holders of shares of Non-Voting Junior Preferred Stock shall have the right to vote separately as a class, such holders shall be entitled to one vote for each share of Non-Voting Junior Preferred Stock held by them; and

         (5) Other shares of capital stock of the Corporation may, with the unanimous consent of the holders of Non-Voting Junior Preferred Stock, rank on parity with or be senior to the shares of Non-Voting Junior Preferred Stock with respect to the distribution of assets upon liquidation, as provided herein.

                                     PART C
                                PREFERRED STOCK

         The Preferred Stock may be divided into and issued in one or more series as herein provided, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is hereby vested with the authority to establish and designate such series from time to time and, within the limitations prescribed by law or set forth herein, to fix and determine the number and the relative rights and preferences of the authorized shares of any series so established, and to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law. The Preferred Stock of all series shall be identical, except as to the





Fourth Restated Certificate of Incorporation                                   4
Grant Geophysical, Inc.  -  04/24/95
following relative rights and preferences, as to which there may be variations between different series:

         (1) The rate at which dividends, if any, are to accrue with respect to the shares of such series and the dates, terms and other conditions on which such dividends shall be payable;

         (2) The nature of dividends payable with respect to the shares of such series as cumulative, non-cumulative or partially cumulative;

         (3) Whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the price at and the terms and conditions on which the shares of such series may be redeemed;

         (4) The rights and preferences, if any, of the holders of the shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or non-participating after the satisfaction of any such rights and preferences; provided, however, the shares of Preferred Stock are senior to the shares of Non-Voting Junior Preferred Stock with respect to distribution of assets upon liquidation, as herein provided;

         (5) Any requirements as to, and the terms and amount of, any sinking fund or purchase fund for, or the redemption, purchase or other retirement by the Corporation of, the shares of such series;

         (6) The right, if any, to exchange or convert the shares of such series into (i) shares of any other series of the Preferred Stock or, to the extent permitted by law, into shares of any other class of capital stock of the Corporation ranking on a parity with or junior to the Preferred Stock as to dividends or distribution of assets upon liquidation or into other securities of the Corporation or (ii) shares of capital stock or other securities of another corporation, and the rate or basis, time, manner and conditions of exchange or conversion or the method by which the same shall be determined;

         (7) The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to any matter presented for that purpose to the shareholders of the Corporation;

         (8) Any obligation of the Corporation to repurchase any or all shares of such series; and

         (9) Any other relative rights and preferences of the shares of such series consistent with this Restated Certificate of Incorporation and applicable law.

                 The terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of the Common Stock, provided such amendment does not adversely affect the holders of such other series of Preferred Stock or the





Fourth Restated Certificate of Incorporation                                   5
Grant Geophysical, Inc.  -  04/24/95

Common Stock. Shares of any series of Preferred Stock which have been issued and reacquired in any manner and are not held as treasury shares, including shares redeemed by purchase (whether through the operation of a retirement or sinking fund or otherwise), will have the status of authorized and unissued Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified into an reissued as a part of a new series.

                                     PART D
                $2.4375 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

         (1) Designation and Amount. There shall be a series of Preferred Stock designated as "$2.4375 Convertible Exchangeable Preferred Stock" and the number of shares constituting such series shall be 2,300,000. Such series is referred to herein as the "Convertible Exchangeable Preferred Stock".

         (2) Par Value. The par value of each share of Convertible Exchangeable Preferred Stock shall be $.01.

         (3) Rank. All shares of Convertible Exchangeable Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued
(i) Common Stock, par value $.002 per share (the "Common Stock"), (ii) Serial Preferred Stock, par value $100 per share ("Serial Preferred") and (iii) Non-Voting Junior Preferred Stock, par value $100 per share ("Junior Preferred").

         (4) Dividends. The holders of Convertible Exchangeable Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the rate of $2.4375 per annum per share, and no more, which shall be fully cumulative, shall accrue without interest from the date of first issuance of any shares of Convertible Exchangeable Preferred Stock and shall be payable in cash quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing September 30, 1991 (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 nor less than 10 days preceding the payment dates for such dividends, as are fixed by the Board of Directors. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in New York City, New York or in Houston, Texas. Subject to the next paragraph of this Section 4, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Convertible Exchangeable Preferred Stock for each quarterly dividend period shall be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

                 No dividends or other distributions, other than dividends payable solely in shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends and as to liquidation rights to the Convertible Exchangeable Preferred Stock, shall be declared, paid or





Fourth Restated Certificate of Incorporation                                   6
Grant Geophysical, Inc.  -  04/24/95
set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation of, any shares of Common Stock or other capital stock of the Corporation ranking junior as to dividends to the Convertible Exchangeable Preferred Stock (the "Junior Dividend Stock") unless and until all accrued and unpaid dividends on the Convertible Exchangeable Preferred Stock, including the full dividend for the then-current quarterly dividend period, shall have been paid or declared and set apart for payment.

                 If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the Convertible Exchangeable Preferred Stock (the "Senior Dividend Stock") shall be in default, in whole or in part, then (except to the extent allowed by the terms of such Senior Dividend Stock) no dividend shall be paid or declared and set apart for payment on the Convertible Exchangeable Preferred Stock unless and until all accrued and unpaid dividends with respect to the Senior Dividend Stock, including the full dividends for the then-current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Convertible Exchangeable Preferred Stock (the "Parity Dividend Stock") for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Convertible Exchangeable Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. No full dividends shall be paid or declared and set apart for payment on the Convertible Exchangeable Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full upon the Convertible Exchangeable Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set aside for payment upon shares of Convertible Exchangeable Preferred Stock and the Parity Dividend Stock shall be paid or declared and set aside for payment pro rata so that the amount of dividends paid or declared and set aside for payment per share on the Convertible Exchangeable Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Exchangeable Preferred Stock and the Parity Dividend Stock bear to each other.

                 Any reference to "distribution" contained in this Section 4 shall not be deemed to include any distribution made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

         (5) Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Exchangeable Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $25 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock, Serial Preferred Stock, Non-Voting Junior Preferred Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Convertible Exchangeable Preferred Stock (the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Convertible Exchangeable Preferred Stock only in the event that the Corporation's payments with respect to





Fourth Restated Certificate of Incorporation                                   7
Grant Geophysical, Inc.  -  04/24/95
the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Convertible Exchangeable Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of Convertible Exchangeable Preferred Stock and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the Convertible
Exchangeable Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

         (6) Redemption at Option of the Corporation. The Corporation may not redeem the Convertible Exchangeable Preferred Stock prior to September 30, 1994. The Corporation, at its option, may at any time after September 30, 1994 redeem in whole at any time, or from time to time in part, the Convertible Exchangeable Preferred Stock on any date set by the Board of Directors, at the following cash redemption prices per share if redeemed during the twelve-month period beginning September 30, of the year specified below:

               Year                              Redemption Price
               ----                              ----------------

               1994                                   $26.7063
               1995                                    26.4625
               1996                                    26.2188
               1997                                    25.9750
               1998                                    25.7313
               1999                                    25.4875
               2000                                    25.2438

and thereafter at $25 per share, plus, in each case, an amount in cash equal to all dividends on the Convertible Exchangeable Preferred Stock accrued and unpaid thereon, whether or not declared, pro rata to the date fixed for redemption, such sum being hereinafter referred to as the "Redemption Price".

                 In case of the redemption of less than all of the then outstanding Convertible Exchangeable Preferred Stock, the Corporation shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Convertible Exchangeable Preferred Stock at any time outstanding until all dividends accrued and in arrears upon all Convertible Exchangeable Preferred Stock then outstanding shall have been paid for all past dividend periods.

                 Not more than 60 nor less than 20 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to the holders of record of the Convertible Exchangeable Preferred Stock to be redeemed, addressed to such stockholders at their last addresses as shown on the books of the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the Redemption Price, the place or places of payment, that





Fourth Restated Certificate of Incorporation                                   8
Grant Geophysical, Inc.  -  04/24/95
payment will be made upon presentation and surrender of the shares of Convertible Exchangeable Preferred Stock, that on and after the redemption date, dividends will cease to accumulate on such shares, the then-effective conversion rate pursuant to Section 7 and that the right of holders to convert shall terminate at the close of business on the fifth business day prior to the redemption date (unless the Company defaults in the payment of the Redemption Price).

                 Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Convertible Exchangeable Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Exchangeable Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the date fixed for redemption, funds necessary for the redemption shall be available therefor and shall have been irrecoverably deposited or set aside, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate.

                 The shares of Convertible Exchangeable Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

         (7)     Conversion Privilege.

         (a) Right of Conversion. Each share of Convertible Exchangeable Preferred Stock shall be convertible at the option of the holder thereof, at any time prior to the close of business on the fifth business day prior to the date fixed for redemption of such share as herein provided, into fully paid and non assessable shares of Common Stock and such other securities and property as hereinafter provided, initially at the rate of 2.739726 shares of Common Stock for each full share of Convertible Exchangeable Preferred Stock (equivalent to an initial conversion price of $9.125 for each share of Common Stock).

                 For the purpose of this Section 7, the term "Common Stock" shall initially mean the class designated as Common Stock, par value $.002 per share, of the Corporation as of July 26, 1991, subject to adjustment as hereinafter provided.

         (b) Conversion Procedures. Any holder of shares of Convertible Exchangeable Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates for such shares of Convertible Exchangeable Preferred Stock at the office of the transfer agent for the Convertible Exchangeable Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by





Fourth Restated Certificate of Incorporation                                   9
Grant Geophysical, Inc.  -  04/24/95
irrevocable written notice to the Corporation that the holder elects so to convert such shares of Convertible Exchangeable Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

                 No adjustments in respect of dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Convertible Exchangeable Preferred Stock.

                 The Corporation will, as soon as practicable after such deposit of certificates for Convertible Exchangeable Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Convertible Exchangeable Preferred Stock were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Convertible Exchangeable Preferred Stock to be converted, and the person or person entitled to receive the Common Stock deliverable upon conversion of such Convertible Exchangeable Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Convertible Exchangeable Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Convertible Exchangeable Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date.

         (c) Adjustment of Conversion Rate. The number of shares of Common Stock and number or amount of any other securities and property as hereinafter provided into which a share of Convertible Exchangeable Preferred Stock is convertible (the "conversion rate") shall be subject to adjustment from time to time as follows:

                 (i) In case the Corporation shall (1) pay a dividend or make a distribution on its Common Stock that is paid or made (A) in other shares of stock of the Corporation or (B) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, then in each such case the conversion rate in effect immediately prior thereto shall be adjusted retroactively so that the holder of any shares of Convertible Exchangeable Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation and other shares and rights to purchase stock or other securities (or, in the event of the redemption of any such shares or rights, any cash, property or securities paid in respect of such redemption) which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Convertible Exchangeable Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a





Fourth Restated Certificate of Incorporation                                  10
Grant Geophysical, Inc.  -  04/24/95
         dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                 (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the conversion rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such conversion rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the conversion rate shall be readjusted to the conversion rate which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants, rather than upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

                 (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, cash (excluding ordinary cash dividends paid out of retained earnings of the Corporation), other assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (i) and (ii) above), then in each such case the conversion rate shall be adjusted retroactively so that the same shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided below) of the Common Stock on the date fixed for such determination and the denominator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                 (iv)     For the purpose of any computation under subparagraphs
         (ii) and (iii), the current market price per share of Common Stock on any date shall be deemed to be the average of the





Fourth Restated Certificate of Incorporation                                  11
Grant Geophysical, Inc.  -  04/24/95
         daily closing prices for the 20 consecutive trading days commencing with the 30th trading day before the day in question. The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Corporation in good faith. "Trading day" shall mean a day on which the national securities exchange or the NASDAQ National Market System used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

                 (v) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that the Corporation may make any such adjustment at its election; and provided, further, that any adjustments which by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                 (vi) Whenever the conversion rate is adjusted as provided in any provision of this Section 7:

                          (1) the Corporation shall compute the adjusted conversion rate in accordance with this Section 7 and shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the adjusted conversion rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent of the Convertible Exchangeable Preferred Stock; and

                          (2) a notice stating that the conversion rate has been adjusted and setting forth what adjusted conversion rate shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of Convertible Exchangeable Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

                 (vii) In the event that at any time, as a result of any adjustment made pursuant to this Section 7, the holder of any shares of Convertible Exchangeable Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock or to receive any other securities, the number of such other





Fourth Restated Certificate of Incorporation                                  12
Grant Geophysical, Inc.  -  04/24/95
         shares or securities so receivable upon conversion of any share of Convertible Exchangeable Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section
         7 with respect to the Common Stock.

         (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Convertible Exchangeable Preferred Stock. If more than one certificate representing shares of Convertible Exchangeable Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Convertible Exchangeable Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Convertible Exchangeable Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock (as determined by the Board of Directors or in any manner prescribed by the Board of Directors, which, so long as the Common Stock is listed on the NASDAQ National Market System, shall be the reported last sale price on the NASDAQ National Market System) at the close of business on the day of conversion.

         (e) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Convertible Exchangeable Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of Convertible Exchangeable Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         (f) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Convertible Exchangeable Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Convertible Exchangeable Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized





Fourth Restated Certificate of Incorporation                                  13
Grant Geophysical, Inc.  -  04/24/95
number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding shares of Convertible Exchangeable Preferred Stock.

                 If any shares of Common Stock required to be reserved for purposes of conversion of the Convertible Exchangeable Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Convertible Exchangeable Preferred Stock.

                 The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Convertible Exchangeable Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Convertible Exchangeable Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 Before taking any action which would cause an adjustment reducing the conversion rate, such that the effective conversion price (for all purposes an amount equal to $25 divided by the conversion rate applicable to one share of Convertible Exchangeable Preferred Stock as in effect at such time) would be below the then stated value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non assessable shares of Common Stock at the conversion rate as so adjusted.

         (g)     Prior Notice of Certain Events.  In case:

                 (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings other than any special or non-recurring or other extraordinary dividend or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then-outstanding shares of Common Stock; or

                 (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than any rights specified in paragraph (c)(i)(1)(B) of this Section 7); or

                 (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which





Fourth Restated Certificate of Incorporation                                  14
Grant Geophysical, Inc.  -  04/24/95
         the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

                 (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Convertible Exchangeable Preferred Stock, and shall cause to be mailed to the holders of record of the Convertible Exchangeable Preferred Stock, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

         (h) Other Changes in Conversion Rate. The Corporation from time to time may increase the conversion rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the conversion rate is so increased, the Corporation shall mail to holders of record of the Convertible Exchangeable Preferred Stock a notice of the increase at least 15 days before the date the increased conversion rate takes effect, and such notice shall state the increased conversion rate and the period it will be in effect.

                 The Corporation may make such increases in the conversion rate, in addition to those required or allowed by this Section 7, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

         (8)     Special Conversion Rights Upon Corporate Change or Ownership
Change.

         (a) Corporate Change. Upon the occurrence of a Corporate Change (as defined in (e) below) with respect to the Corporation, each holder of Convertible Exchangeable Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Corporation that a Corporate Change has occurred, to convert all, but not less than all, of such holder's Convertible Exchangeable Preferred Stock into Marketable Stock (as defined in (e) below) with an aggregate Applicable Value (as defined in (e) below) equal to the aggregate Stated Value (as defined in (e) below) of the Convertible Exchangeable Preferred Stock for which conversion is elected. If a Corporate Change will result in no Marketable Stock being outstanding following its occurrence, each holder of Convertible Exchangeable Preferred Stock shall have the special conversion right, if he so





Fourth Restated Certificate of Incorporation                                  15
Grant Geophysical, Inc.  -  04/24/95
elects, to receive an amount of the securities, cash or other property distributed to holders of Common Stock in the Corporate Change, the value of which equals the Adjusted Value (as defined in (e) below) per share of Convertible Exchangeable Preferred Stock, and, in the event each share of Common Stock entitles its holder to more than one type of consideration, in the same relative proportion of each type of consideration per share of Common Stock. The Corporation or the successor corporation, as the case may be, may, at its option, in lieu of providing Marketable Stock or such other appropriate consideration as required above upon any such conversion, provide the holder with cash equal to the Adjusted Value of the shares of the Convertible Exchangeable Preferred Stock for which conversion was elected. Convertible Exchangeable Preferred Stock which becomes convertible pursuant to the special conversion right will, unless so converted, remain convertible into the kind and amount of securities, cash or other assets that the holders of the Convertible Exchangeable Preferred Stock would have owned immediately after the Corporate Change if the holders had converted the Convertible Exchangeable Preferred Stock immediately before the effective date of the Corporate Change. The Corporation shall mail a notice to the registered holders of Convertible Exchangeable Preferred Stock of any pending Corporate Change at least 30 days in advance of the effective date of any such Corporate Change in order to allow such holders an opportunity to exercise their other conversion rights prior to the effective date of such Corporate Change and before the special conversion right commences.

         (b) Ownership Change. Upon the occurrence of an Ownership Change (as defined in (e) below) with respect to the Corporation, each holder of Convertible Exchangeable Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Corporation that an Ownership Change has occurred, to convert all, but not less than all, of such holder's Convertible Exchangeable Preferred Stock into Common Stock of the Corporation with an aggregate Applicable Value equal to the aggregate Stated Value of the Convertible Exchangeable Preferred Stock for which conversion is elected. The Corporation may, at its option, in lieu of providing Common Stock upon any such special conversion, provide the holder with cash equal to the Adjusted Value of the shares of the Convertible Exchangeable Preferred Stock for which conversion was elected. The special conversion right arising upon an Ownership Change shall only be applicable with respect to the first Ownership Change that occurs after the first date of issuance of any shares of Convertible Exchangeable Preferred Stock.

         (c) Notice. At least 30 days prior to the proposed effective date of a Corporate Change, the Corporation shall mail to each registered holder of Convertible Exchangeable Preferred Stock a notice setting forth the details of the proposed Corporate Change and the special conversion right. Upon the occurrence of a Corporate Change or an Ownership Change with respect to the Corporation, within 30 days after such occurrence, the Corporation shall mail to each registered holder of Convertible Exchangeable Preferred Stock a notice of such occurrence (the "Special Conversion Notice") setting forth the following:

                 (i) the event constituting the Corporate Change or Ownership Change;

                 (ii) the conversion date upon exercise of the special conversion right;

                 (iii)    the Applicable Value;

                 (iv) the Conversion Price then in effect under Section 7 and the continuing conversion rights, if any, under Section 7;





Fourth Restated Certificate of Incorporation                                  16
Grant Geophysical, Inc.  -  04/24/95

                 (v) the name and address of the paying agent and conversion agent;

                 (vi) that holders who want to convert shares of Convertible Exchangeable Preferred Stock must satisfy the requirements of Section 7(b) and must exercise such conversion right within the 45-day period after the mailing of such notice by the Corporation;

                 (vii) that exercise of such conversion right shall be irrevocable and no dividends on shares of Convertible Exchangeable Preferred Stock (or portions thereof) tendered for conversion shall accrue from and after the conversion date; and

                 (viii) that the Corporation may, at its option, pay cash equal to the Adjusted Value of all shares of Convertible Exchangeable Preferred Stock for which the special conversion was elected.

         (d) Exercise Procedures. A holder of Convertible Exchangeable Preferred Stock must exercise the special conversion right within the 45-day period after the mailing of the Special Conversion Notice by the Corporation or such special conversion right shall expire. Such right must be exercised in accordance with Section 7(b) to the extent the procedures in Section 7(b) are consistent with the special provisions of this Section 8. Exercise of such conversion right shall be irrevocable and dividends on Convertible Exchangeable Preferred Stock tendered for conversion shall cease to accrue from and after the conversion date. The conversion date with respect to the exercise of a special conversion right arising upon a Corporate Change or Ownership Change shall be the 45th day after the mailing of the notice by the Corporation that a Corporate Change or Ownership Change, as the case may be, has occurred.

         (e) Definitions. The following definitions shall apply to terms used in this Section 8:

                 (i) a "Corporate Change" with respect to the Corporation means (i) the occurrence of any transaction or event in connection with which all or substantially all the Common Stock of the Corporation shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, re-capitalization or otherwise) or (ii) the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of the Corporation's property, business or assets. The phrase "all or substantially all" as used in this definition in reference to the Common Stock shall include, but not in all instances be limited to, two-thirds or more of the aggregate outstanding amount;

                 (ii) an "Ownership Change" with respect to the Corporation shall be deemed to have occurred at such time as any person together with any of its Affiliates or Associates (as defined below) becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding Common Stock of the Corporation pursuant to a transaction that does not constitute a Corporate Change with respect to the Corporation. An "Affiliate" of a specified person is a person that directly or indirectly controls, or is controlled by, or is under common control with, the person specified. An "Associate" of a person means (1) any corporation or





Fourth Restated Certificate of Incorporation                                  17
Grant Geophysical, Inc.  -  04/24/95
         organization, other than the Corporation or any subsidiary of the Corporation, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (2) any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of the person or any relative of the spouse, who has the same home as the person or who is a director or officer of the person or any of its parents or subsidiaries. As used herein, a person shall be deemed to have "beneficial ownership" with respect to, and shall be deemed to "beneficially own," any securities of the Corporation in accordance with Section 13 of the Exchange Act and the rules and regulations (including Rule 13d-3, Rule 13d-5 and any successor rules) promulgated by the Securities and Exchange Commission thereunder; provided that a person shall be deemed to have beneficial ownership of all securities that any such person has a right to acquire whether such right is exercisable immediately or only after the passage of time and without regard to the 60-day limitation referred to in Rule 13d-3;

                 (iii) the "Adjusted Value" of a share of Convertible Exchangeable Preferred Stock is an amount equal to the Stated Value; provided, however, that if the Reference Value of a share of Common Stock (determined without giving effect to any adjustment for successor corporation stock) exceeds the Market Value of a share of Common Stock, the Adjusted Value shall be determined by multiplying the Market Value of a share of Common Stock by the quotient of the Stated Value of a share of Convertible Exchangeable Preferred Stock divided by the Reference Value per share of Common Stock;

                 (iv) the "Applicable Value" of a share of the Common Stock or a share of common stock of a corporation that is the successor to all or substantially all of the business and assets of the Corporation as a result of a Corporate Change, shall be the higher of the Market Value or the Reference Value;

                 (v) the "Market Value" of the Common Stock of the Corporation or the common stock of the corporation that is the successor to all or substantially all of the business and assets of the Corporation as the result of a Corporate Change, shall be the average of the market price of such common stock for the five business days ending on the last business day preceding the date of the Corporate Change or Ownership Change;

                 (vi) "Marketable Stock" shall mean Common Stock or common stock of any corporation that is the successor to all or substantially all of the business or assets of the Corporation as a result of a Corporate Change, which is (or will, upon distribution thereof, be) listed on the New York Stock Exchange, the American Stock Exchange or approved for quotation in the NASDAQ National Market System or any similar system of automated dissemination of quotations of securities prices in the United States;

                 (vii) "Stated Value" of a share of Convertible Exchangeable Preferred Stock converted during the 45- day period following the occurrence of a Corporate Change or an Ownership Change shall mean, until September 30, 1994, the price the Company would be required to pay if it exercised its option to redeem such shares on September 30, 1994, and after September 30, 1994, the Stated Value shall be the price per share the Corporation would be required to pay if it exercised its option to redeem such shares on the conversion date; and





Fourth Restated Certificate of Incorporation                                  18
Grant Geophysical, Inc.  -  04/24/95

                 (viii) "Reference Value" shall initially mean $5.25 per share; provided, however, that in the event of any adjustment to the conversion price, the Reference Value shall also be adjusted so that the ratio of the Reference Value to the conversion price, after giving effect to any such adjustment, shall always be the same as the ratio of $5.25 to the initial conversion price (without giving effect to any adjustment); provided, further, that if the Market Value of a share of common stock of a corporation that is the successor to all or substantially all of the business and assets of the Corporation as the result of a Corporate Change is less than the Reference Value (as calculated above), then the Reference Value shall be equal to the amount determined by multiplying the Market Value per share of such successor corporation's common stock by a fraction of which the numerator shall be the Reference Value of a share of Common Stock (as calculated above) and the denominator shall be the greater of the Market Value of a share of Common Stock or the Market Value of a share of the successor corporation stock.

         (9)     Voting Rights

         (a) General. The holders of Convertible Exchangeable Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of Convertible Exchangeable Preferred Stock will have one vote for each share held. Any shares of Convertible Exchangeable Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

         (b) Default Voting Rights. Whenever dividends on the Convertible Exchangeable Preferred Stock or any other class or series of Parity Dividend Stock shall be in arrears in an amount equal to at least six quarterly dividends (whether or not consecutive), (i) the number of members of the Board of Directors of the Corporation shall be increased by two, effective as of the time of election of such directors as hereinafter provided, and (ii) the holders of the Convertible Exchangeable Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) will have the exclusive right to vote for and elect such two additional directors of the Corporation at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears. The right of the holders of the Convertible Exchangeable Preferred Stock to vote for such two additional directors shall terminate when all accrued and unpaid dividends on the Convertible Exchangeable Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Convertible Exchangeable Preferred Stock and such Parity Dividend Stock to vote for such two additional directors.

                 The foregoing right of the holders of the Convertible Exchangeable Preferred Stock with respect to the election of two directors may be exercised at any annual meeting of stockholders or, at any special meeting of stockholders held for such purpose. If the right to elect directors shall have accrued to the holders of the Convertible Exchangeable Preferred Stock more than 90 days preceding the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of the Convertible Exchangeable Preferred Stock then outstanding, call a special meeting of the holders of the Convertible Exchangeable Preferred Stock





Fourth Restated Certificate of Incorporation                                  19
Grant Geophysical, Inc.  -  04/24/95
to be held within 60 days after the delivery of such request for the purpose of electing such additional directors.

                 The holders of the Convertible Exchangeable Preferred Stock and any Parity Dividend Stock referred to above voting as a class shall have the right to remove without cause at any time and replace any directors such holders have elected pursuant to this Section 9.

         (c) Class Voting Rights. So long as the Convertible Exchangeable Preferred Stock is outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 66-2/3% of all outstanding Convertible Exchangeable Preferred Stock voting separately as a class, (i) amend, alter or repeal (by merger or otherwise) any provision of the Certificate of Incorporation or the By-Laws of the Corporation, as amended, so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Convertible Exchangeable Preferred Stock,
(ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking prior to the Convertible Exchangeable Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of the Corporation or (iii) effect any reclassification of the Convertible Exchangeable Preferred Stock. A class vote on the part of the Convertible Exchangeable Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Corporation's Board of Directors) in connection with: (a) the authorization, issuance or increase in the authorized amount of any shares of any other class or series of stock which ranks junior to, or on a parity with, the Convertible Exchangeable Preferred Stock in respect of the payment of dividends and distributions upon liquidation, dissolution or winding up of the Corporation; or (b) the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Corporation.

         (10) Exchange. The shares of Convertible Exchangeable Preferred Stock are exchangeable at the option only of the Corporation in whole, but not in part, on any dividend payment date beginning September 30, 1993 for the Corporation's 9-3/4% Convertible Subordinated Debentures due 2016 (the "Debentures"), to be issued under an Indenture (the "Indenture") between the Corporation and The Bank of New York, as trustee, or such other party as may then act as trustee under the Indenture (the "Trustee"), which shall be in substantially the form filed as an exhibit to the Corporation's Registration Statement on Form S-1 (Registration No. 33-41316) as filed with the Securities and Exchange Commission and as amended as of July 26, 1991, completed as set forth therein and with such changes as may be required by law or usage. Such exchange, if any, shall be a redemption of the Convertible Exchangeable Preferred Stock in exchange for the Debentures. Holders of the outstanding shares of Convertible Exchangeable Preferred Stock will be entitled to receive $25 principal amount of the Debentures in exchange for each share of Convertible Exchangeable Preferred Stock held by them at the time of exchange plus an amount in cash equal to all dividends on the Convertible Exchangeable Preferred Stock accrued and unpaid to the date of such exchange.

                 No such exchange of Debentures for shares of Convertible Exchangeable Preferred Stock shall be made unless on or prior to the dividend payment date on which such exchange is to be made (i) the Indenture shall have been executed and delivered by the Corporation and the Trustee and (ii) the Trustee shall have received an Opinion of Counsel (as such term is defined in the Indenture), dated such dividend payment date, substantially to the following effect, with such changes therein as such Trustee shall approve:





Fourth Restated Certificate of Incorporation                                  20
Grant Geophysical, Inc.  -  04/24/95

                 (1) the Corporation has duly authorized the exercise of its right to redeem the Convertible Exchangeable Preferred Stock in exchange for the Debentures and has exercised such option; (2) the Corporation has full corporate power and authority to enter into the Indenture and to perform its obligations under the Indenture and to issue and deliver the Debentures; (3) the Indenture has been duly authorized, executed and delivered and is a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect); (4) the Debentures will, when issued in accordance with the terms of the Indenture, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect) and entitled to the benefits of the Indenture; (5) no consent, approval, authorization or order of any court or governmental agency or body is required in connection with the issuance of the Debentures, except such as may be required under the blue sky laws of any jurisdiction and such other approvals (specified in such opinion) as have been obtained; and (6) the issuance of the Debentures and the performance by the Corporation of its obligations under the Indenture will not be in conflict with or constitute a breach of or a default (with the passage of time or otherwise) under (w) the Certificate of Incorporation or By-Laws of the Corporation in effect at the date of such opinion, (x) the certificate of incorporation or by-laws of any subsidiary of the Corporation (which conflict, breach or default is material to the Corporation and its subsidiaries taken as a whole) in effect at the date of such opinion, (y) any agreement or instrument (which is, individually or in the aggregate, material to the Corporation and its subsidiaries taken as a whole) to which the Corporation or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or (z) any statute, law or regulation in effect at the date of such opinion to which the Corporation or any of its subsidiaries or any of their respective properties may be subject to or any judgment, decree or order, known to such counsel, of any court or governmental agency or authority then in effect and applicable to the Corporation or any of its subsidiaries (which conflict, breach or default is, in the case of this clause (z), individually or in the aggregate, material to the Corporation and its subsidiaries taken as a whole).

                 Upon such exchange, the rights of the holders of Convertible Exchangeable Preferred Stock as stockholders of the Corporation shall cease (except the right to receive on the date of exchange an amount equal to the amount of accrued and unpaid dividends on the Convertible Exchangeable Preferred Stock to the date of exchange and the Debentures), and the person or persons entitled to receive the Debentures issuable upon such redemption and exchange shall be treated for all purposes as the registered holder or holders of such Debentures. The Corporation will mail to each record holder of the Convertible Exchangeable Preferred Stock written notice of its intention to exchange the Convertible Exchangeable Preferred Stock not less than 30 nor more than 60 days prior to the exchange date. Such notice shall state: (i) the exchange date; (ii) the place or places where certificates for such shares are to be surrendered for exchange for Debentures; and (iii) that dividends on the shares to be exchanged will cease to accrue on such exchange date. Upon surrender in accordance with said notice of the certificates for any shares so exchanged (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), the Corporation will cause the Debentures to be authenticated and issued in exchange for such shares of Convertible Exchangeable Preferred Stock to be mailed to the holder of the shares of Convertible Exchangeable





Fourth Restated Certificate of Incorporation                                  21
Grant Geophysical, Inc.  -  04/24/95

Preferred Stock at such holder's address of record or such other address as the holder shall specify upon such surrender of such certificates.

                 If on the exchange date the Corporation shall be in default in the payment of any dividends (including cumulative dividends, if applicable) on Convertible Exchangeable Preferred Stock or on any shares of Preferred Stock ranking, as to dividends, prior to or on a parity with the Convertible Exchangeable Preferred Stock, or if such exchange shall on such date be prohibited by applicable law, then no shares of the Convertible Exchangeable Preferred Stock shall be exchanged.

         (11) Outstanding Shares. All shares of Convertible Exchangeable Preferred Stock shall be deemed outstanding except (i) from the date fixed for redemption pursuant to Section 6 hereof, all shares of Convertible Exchangeable Preferred Stock that have been so called for redemption under Section 6; (ii) from the date of exchange determined pursuant to Section 10 hereof, all shares of Convertible Exchangeable Preferred Stock so called for exchange for Debentures if an amount equal to all accrued and unpaid dividends on such shares has been set apart for payment and the Debentures are issuable upon surrender of such shares; (iii) from the date of surrender of certificates representing shares of Convertible Exchangeable Preferred Stock, all shares of Convertible Exchangeable Preferred Stock converted into Common Stock; and (iv) from the date of registration of transfer, all shares of Convertible Exchangeable Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

         (12) Partial Payments. Upon an optional redemption by the Corporation, if at any time the Corporation does not pay amounts sufficient to redeem all Convertible Exchangeable Preferred Stock, then such funds which are paid shall be applied to redeem such Convertible Exchangeable Preferred Stock as the Corporation may designate by lot.

         (13) Status of Acquired Shares. Shares of Convertible Exchangeable Preferred Stock redeemed by the Corporation, received upon conversion pursuant to Section 7, Section 8 or upon exchange pursuant to Section 10 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Convertible Exchangeable Preferred Stock.

         (14) Preemptive Rights. The Convertible Exchangeable Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

         (15) Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

         (b) At each election for directors every stockholder entitled to vote at such election shall have the right to vote in person or by proxy, the number of shares owned by him for as many





Fourth Restated Certificate of Incorporation                                  22
Grant Geophysical, Inc.  -  04/24/95
persons as there are directors to be elected and for whose election he has a right to vote. A stockholder may not cumulate his votes in any election of directors.

         FIFTH:     The number of directors of the Corporation shall be as
specified in, or determined in the manner provided by, the Bylaws. The directors may be removed at any time, with or without cause, in the manner provided by the Bylaws. Election of directors need not be by written ballot.

         SIXTH:     The Board of Directors of the Corporation is expressly
authorized to adopt, amend or repeal Bylaws of the Corporation.

         SEVENTH:   A director of the Corporation shall not be personally
liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director shall not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law hereafter enacted that further limits the liability of a director.

         Any repeal of modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         EIGHTH:    Whenever a compromise or arrangement is proposed between
this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.





Fourth Restated Certificate of Incorporation                                  23
Grant Geophysical, Inc.  -  04/24/95

5. This Fourth Restated Certificate of Incorporation shall be effective on the 1st day of May, 1995.

         IN WITNESS WHEREOF, said GRANT GEOPHYSICAL, INC. has caused this Certificate to be signed by GEORGE W. TILLEY, its President and Chief Executive Officer, and attested by WILLIAM B. CLEVELAND, its Secretary, this 26th day of April, 1995.


                                        GRANT GEOPHYSICAL, INC.



                                        By    /s/  GEORGE W. TILLEY
                                            ------------------------------------
                                            George W. Tilley President
                                            and Chief Executive Officer

ATTEST:


By   /s/  WILLIAM B. CLEVELAND
    ---------------------------
    William B. Cleveland
    Secretary





Fourth Restated Certificate of Incorporation                                  24
Grant Geophysical, Inc.  -  04/24/95